UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

____________________

Date of Report (Date of Earliest Event Reported):  December 20, 2007

Cornerstone Ministries Investments, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia (State of Incorporation)	011-32165 (Commission File No.)	58-2232313 (IRS Employer Identification No.)

2450 Atlanta Highway, Suite 904, Cumming, Georgia  30040

(Address of Principal Executive Offices, including Zip Code)

(678) 455-1100

(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

 Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The following changes to the composition of the board of directors and management team of Cornerstone Ministries Investments, Inc. (the “Company”) have been made effective:

Resignation of Jack Wehmiller

Jack Wehmiller resigned from the Company’s Board of Directors and from his positions as Chairman and Chief Executive Officer.  Both resignations were effective December 20, 2007 and were for medical reasons.

Appointment of John T. Ottinger, Jr. as Interim Chief Executive Officer

The Company’s Board of Directors has appointed John T. Ottinger, Jr. to serve as interim Chief Executive Officer, effective December 20, 2007, until a permanent Chief Executive Officer is named.

Prior to his appointment as interim Chief Executive Officer of the Company Mr. Ottinger served as Chief Financial Officer of Wellstone LLC, a position he assumed in 2006.  Mr. Ottinger resigned from his position at Wellstone prior to his appointment as the Company’s interim Chief Executive Officer.  Wellstone LLC is the Company’s largest borrower.  As of September 30, 2007, the Company had 10 outstanding loans to Wellstone with an aggregate principal balance of approximately $76.3 million, which is the largest aggregate principal balance of all loans to Wellstone at any time since January 1, 2007.    All of the Company’s loans to Wellstone carry interest at 10% per annum and mature at various times during 2008.  Since January 1, 2007 Wellstone has paid the Company $26.2 million in principal, $1.6 million in loan fees and $4.8 million in interest.

Mr. Ottinger also serves as a Director and as Vice President and Secretary/Treasurer of Lanier Capital REIT, Inc., a company formed in 2007 that intends to qualify as a real estate investment trust.  From 1985 until 2007 Mr. Ottinger served as an officer of the Company.  Mr. Ottinger began working for the Company’s predecessor, Presbyterian Investors Fund, Inc. when it was founded in 1985, and became one of its directors in 1996 and its Chief Operating Officer and Chief Financial Officer in 2000.  From 2002 to 2006 he also held the positions of Director, Secretary and Treasurer with Cornerstone Capital Advisors Inc., with whom the Company has an administrative services agreement.  Mr. Ottinger, through a corporation that he formed, entered into an agreement with Cornerstone Capital Advisors dated July 1, 2007 whereby he performs consulting services.

Election of Edward Moore as a Director

On December 20, 2007, the Company’s Board elected Edward Moore as a director.  There are no arrangements or understandings between Mr. Moore and any other person pursuant to which he was elected.  No determination has been made at this time as to the board committees, if any, to which Mr. Moore may be named.  For the last five years Mr. Moore has served as President and Chief Executive Officer of Sage Living Centers, Inc.  As of September 30, 2007, the Company had nine outstanding loans to Sage with an aggregate principal balance of approximately $17.5 million, which is the largest aggregate principal balance of all loans to Sage at any time since January 1, 2007.  All but five of the Company’s loans to Sage carry interest at 10% to 12% per annum.  Five of the loans, with an aggregate principal balance of $4.4 million, are currently impaired.  The interest rate on these five loans has been reduced to zero.  All of the loans to Sage mature at various times during 2008.  Since January 1, 2007 Sage has paid the Company $2.4 million in principal, $70,000 in loan fees and $595,000 in interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 27, 2007	CORNERSTONE MINISTRIES
INVESTMENTS, INC.

/s/ John T. Ottinger, Jr.

By:

John T. Ottinger, Jr.

Chief Executive Officer